                                 EXHIBIT 99

                        AGREEMENT AND PLAN OF MERGER


          AGREEMENT dated as of July 29, 1994, by and among LOUISIANA-PACIFIC CORPORATION, a Delaware corporation ("L-P"), and CREATIVE POINT, INC., a California corporation ("CP"), and the shareholders of CP named in Recital B below (the "Shareholders").

                                  RECITALS

          A. CP is engaged in the design and marketing of injection-molded plastic products. Its present product lines include storage containers for audio cassette tapes and compact disks and computer CD ROM memory disks. CP's products are manufactured for CP by third parties under contracts with CP.

          B. CP's issued and outstanding stock is owned by the Shareholders as follows:

          Shareholder              Number of Shares

          Jerry M. Long and Lois Long   285,000
          Bradford H. Crozier            50,000
          Peter James Palmer             50,000
          Sidney Carrie and
           Betty Carrie                  45,000
          Robert L. Maes and
           Carole J. Maes                45,000
          Liccardo, Rossi, Sturges
               & McNeil, APLC            25,789
          Edward Dougherty               15,000
                    Total               515,789

          C. L-P and the Shareholders desire that L-P acquire CP by means of a merger of CP with a subsidiary of L-P, which merger the parties intend to qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

          D. CP Acquisition Corp., an Oregon corporation ("Subsidiary"), is a wholly-owned subsidiary of L-P organized July 25, 1994, for the purpose of merging with CP as described in paragraph C above.

                                    TERMS

          In consideration of the premises and the covenants of the parties set forth herein and subject to all the terms and conditions set forth herein, the parties agree as follows:

1.   MERGER

     1.1 Agreement and Plan of Merger. The parties agree that Subsidiary shall be merged into CP pursuant to an Agreement and Plan of Merger in the form of Schedule 1.1 attached hereto (the "Plan"). The Merger shall be on the terms set forth in the Plan and in this Agreement.

     1.2 Manner of Merger. Subsidiary shall be merged into CP in accordance with applicable provisions of the California General Corporation Law and the Oregon Business Corporation Act. Upon the consummation of the merger of CP and Subsidiary (the "Merger"):

          (a) CP shall be the surviving corporation and shall continue its corporate existence under the laws of the state of California;

          (b) The separate corporate existence of Subsidiary shall terminate;

          (c) The presently issued and outstanding shares of the stock of CP shall be converted into shares of the common stock of L-P as provided in
     Section 1.4(a) hereof; and

          (d) The presently issued and outstanding stock of Subsidiary shall be converted into shares of the stock of CP as provided in Section 1.4(b) hereof.

     1.3 Consummation. The consummation of the Merger shall take place on the Effective Date (as hereinafter defined). The Merger shall be consummated by filing:

          (a) A copy of the Plan accompanied by an appropriate officer's certificate with the secretary of state of the state of California; and

          (b) Articles of Merger and a copy of the Plan with the secretary of state of the state of Oregon.

The term "Effective Date" shall mean the date on which the filings referred to in (a) and (b) above are made and the term "Effective Time" shall mean the time when the second of the two filings is completed and the Merger becomes effective. The Closing (as defined in Section 3) shall occur and the Effective Date shall be as specified in Section 3 hereof.

     1.4 Conversion of Shares. The basis for converting and exchanging the issued and outstanding shares of CP and Subsidiary upon the consummation of the Merger will be as follows:

          (a) The 515,789 issued and outstanding shares of CP stock shall, as of the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, be converted into and exchanged for 750,000 shares of the common stock of L-P so that immediately following Effective Time the Shareholders shall become holders of L-P common stock as follows:

          Shareholder              Number of L-P Shares

          Jerry M. Long
           and Lois Long                439,121
          Bradford H. Crozier            30,189
          Peter James Palmer             92,691
          Sidney Carrie and
           Betty Carrie                  63,673
          Robert L. Maes and
           Carole J. Maes                63,673
          Liccardo, Rossi, et al.        37,500
          Edward Dougherty               23,153
                    Total               750,000


          (b) Each share of Subsidiary stock issued and outstanding at the Effective Time shall, as of the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one share of the stock of CP;


     1.5  Issuance of L-P Share Certificates.  At the Closing:

          (a) Each holder of a certificate or certificates representing shares of CP stock issued and outstanding at the Effective Time (other than treasury shares) shall surrender such certificate or certificates duly endorsed as L-P may require and shall receive in exchange therefore a certificate or certificates representing the number of shares of L-P common stock into which the CP stock theretofore represented by the certificate or certificates so surrendered shall have been converted and exchanged as provided in Section 1.4 hereof. After the Effective Time, each outstanding certificate which prior to such time represented shares of CP stock shall until so surrendered, be deemed for all corporate purposes other than the payment of dividends or other distributions to evidence the ownership of shares of L-P common stock into which such shares of CP stock shall have been converted.

          (b) Unless and until an outstanding certificate representing shares of CP stock shall be so surrendered, no dividend or other distribution payable to the holders of record of L-P common stock as of any time subsequent to the Effective Time shall be paid to the holder of such CP share certificate but upon the surrender of such CP share certificate there shall be paid to the first record holder of the certificate or certificates for L-P common stock issued and exchanged therefore the amount of dividends or other distributions which theretofore became payable with respect to the number of shares of L-P common stock represented by the certificate or certificates so issued in exchange.

2.   SEC REGISTRATION AND RELATED MATTERS

     2.1 Investment Representations. The Shareholders represent to L-P as follows:

          (a) The shares of L-P common stock to be issued to them pursuant to this Agreement ("Stock") are being acquired for their own accounts and for investment only, without a view to the distribution of all or any part of the Stock, other than in an offering registered under the Securities Act of 1933, as amended (the "Act"), and the acquisition of the Stock by the Shareholders and their continued holding thereof as may be required by law and the terms hereof are consistent with their respective financial positions.

          (b) The Shareholders have had access to complete information regarding the business and finances of L-P, have met and discussed the business and finances of L-P with L-P's management employees to the extent they deem necessary, and have received, read, and understood the contents of (i) L-P's annual report to stockholder for each of the years ended December 31, 1991, 1992, and 1993; (ii) its proxy statements for the 1991, 1992, and 1993 annual meetings of stockholders; (iii) all reports and documents filed by L-P with the Securities and Exchange Commission ("SEC") under Section 13 of the Securities Exchange Act of 1934 during the period commencing January 1, 1994, and ending on the date hereof; and (iv) L-P's description of its capital Stock.

          (c) Each Shareholder has and as of the Effective Date will have a net worth, or a joint net worth with such Shareholder's spouse, in excess of $1,000,000.

     2.2 Limitations on Transfer. The Shareholders shall not, directly or indirectly, offer or sell, pledge, transfer, or otherwise dispose of all or any portion of the Stock, or solicit any offer to buy, purchase, or otherwise acquire or take a pledge of all or any portion of the Stock except in the manner and to the extent described in (i) a registration statement in effect under the Act covering the Stock and as to which a prospectus meeting the requirements of the Act is duly delivered or (ii) the opinion of Liccardo, Rossi, Sturges & McNeil, or other counsel for the Shareholders acceptable to L-P, which opinion is in form and substance satisfactory to counsel for L-P, to the effect such proposed offer, sale, pledge, transfer, or other disposition of the Stock may be made without such registration and delivery. The Shareholders acknowledge that (i) they have consulted with counsel concerning the limited availability of exemptions from registration under the Act, (ii) they understand that they must bear the economic risk of investment in the Stock for an indefinite period of time because the Stock has not been registered under the Act and, therefore, cannot be sold unless it is subsequently registered under the Act or an exemption from such registration is available, (iii) they understand that, except as expressly set forth in this Agreement, L-P is not obligated to register the Stock, and (iv) they understand that, absent registration, the Stock ordinarily may not be sold for at least two years after the Effective Date and then only in accordance with SEC Rule 144.

     2.3 Legend on Certificates. Certificates representing the Stock may be endorsed with a legend, in form and substance specified by counsel for L-P, to the effect that the Stock has not been registered under the Act and that no transfer of the Stock may be made unless the Stock is registered under the Act or an exemption from such registration is available. L-P need not recognize any person other than the Shareholders as having any interest in or to the Stock unless the acquisition thereof shall have been made in compliance with Section 2.2 hereof. L-P may issue appropriate stop transfer instructions to the transfer agents for the Stock to prevent transfers in violation of Section 2.2 hereof. At any time while the Stock is registered under the Act, L-P shall, upon written request, cause the certificates representing the Stock to be reissued free of such legend and withdraw the stop transfer instructions. Upon the termination of any such registration, a Shareholder who owns Stock represented by a certificate without such a legend, shall, upon written request, promptly return such certificate to L-P for reissue for a certificate endorsed with such legend and otherwise subject to the provision of this Section 2.3. Three years after the Effective Date, L-P's right to request the return of unlegended certificates for previously registered Stock shall terminate and L-P shall, upon written request of the Shareholder, cause any certificates bearing a legend to be reissued free of such legend and withdraw the stop transfer instructions, provided that SEC Rule 144(k), or a comparable rule, is in effect in substantially its present form and the Shareholders furnish to L-P evidence satisfactory to L-P and its counsel that they meet the requirements of such rule.

     2.4 Registration Under the Act. Subject to the terms and conditions of this Section 2, L-P shall, promptly after the Effective Date, use its best efforts to register the Stock under the Act and to maintain such registration in effect until the earlier of (i) the sale of all the Stock by the Shareholders and (ii) the expiration of two years from the Effective Date.
It shall be a condition to L-P's obligation to use its best efforts to register the Stock and to maintain such registration in effect that the Shareholders shall cooperate with L-P in connection with effecting and maintaining such registration.

     2.5 Stock to be Sold on New York Stock Exchange; Suspension of Sales. The Shareholders agree that while a registration statement with respect to the Stock is in effect:

          (a) They will not, without L-P's prior written consent, sell any Stock except in transactions in the regular way on the New York Stock Exchange.

          (b) They will suspend sales of Stock for such periods as L-P may request, but not to exceed 45 days, if they are provided with a certificate signed by L-P's chief executive officer to the effect that in his good faith judgment the suspension is in the best interests of L-P and its stockholders generally. The Shareholders shall not be required to suspend sales of Stock more than twice in any 12-month period.

     2.6 Registration Procedures and Expenses. In connection with the registration of the Stock pursuant to Section 2.4, L-P shall:

          (a) Promptly after the Effective Date prepare and file with the SEC a registration statement with respect to the Stock and use its best efforts to cause such registration statement to become effective.

          (b) Cooperate with the Shareholders in their review of L-P's affairs made in connection with such registration.

          (c) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement in effect for two years from the Effective Date.

          (d) Furnish to the Shareholders such number of copies of the prospectus forming a part of such registration statement (including each preliminary prospectus) and such other documents as the Shareholders may reasonably request and deliver to the New York Stock Exchange pursuant to SEC Rule 153 such number of copies of the prospectus as are required thereby.

          (e) Use its best efforts to register, qualify, or obtain an exemption for the Stock covered by such registration statement under the securities or blue sky laws of such jurisdictions in which the Stockholders reside at the date of this Agreement as may be necessary to permit the sale of the Stock on the New York Stock Exchange during the period provided in Section 2.6(c) hereof.

          (f) Notify the Shareholders, at any time when a prospectus relating to the Stock is required to be delivered under the Act, of the happening of any event as a result of which the prospectus forming a part of the registration statement, as then in effect, includes an untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and prepare and furnish them a reasonable number of copies of any supplement to or any amendment of such prospectus that may be necessary so that such prospectus shall not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading in the light of the circumstances then existing and deliver to the New York Stock Exchange the appropriate number of copies of any such supplement or amendment.

     2.7  Expenses.  All expenses incurred by L-P in complying with
Section 2.6 hereof, including, without limitation, all registration and filing fees, printing expenses, expenses of complying with state securities or blue sky laws, fees and disbursements of counsel for L-P, and accountants' fees and expenses incident to or required by any such registration shall be borne by L-P. All sales commissions and brokerage fees incurred by the Shareholders and all fees and disbursements of counsel for the Shareholders shall be borne by the Shareholders.

     2.8 Furnishing Information. The Shareholders shall furnish to L-P in writing such information regarding the Shareholders as L-P shall reasonably request from time to time and as shall be required in connection with the action to be taken by L-P. The Shareholders shall notify L-P, at any time when a prospectus relating to the Stock is required to be delivered under the Act, of the happening of any event relating to the Shareholders or the intended method of distribution of the Stock as a result of which such prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

     2.9 Indemnification. In the event of any registration of Stock under the Act pursuant to this Section 2:

          (a) L-P shall indemnify and hold harmless the Shareholders against any losses, claims, damages, liabilities, or expenses, joint or several to which the Shareholders may become subject under the Act or otherwise, insofar as such losses, claims, damages, liabilities, or expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of any material fact contained in any registration statement under which the Stock was registered under the Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse the Shareholders for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however that L-P will not be liable in any such case to the extent that any such loss, claim, damage, liability, or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to L-P by a Shareholder for use in the preparation thereof. L-P agrees to pay any legal and other expenses for which it is liable under this
     Section 2.9(a) within 30 days after L-P's receipt of a bill therefor.

          (b) The Shareholders, jointly and severally, shall indemnify and hold harmless, in the same manner and to the same extent as set forth in
     Section 2.9(a), L-P, each director of L-P, each officer of L-P who shall sign such registration statement, and any person who controls L-P within the meaning of the Act, with respect to any statement in or omission from such registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, if such statement or omission was made in reliance upon information furnished to L-P by a Shareholder for use in the preparation of such registration statement, preliminary prospectus, final prospectus, or amendment or supplement.

          (c) Any person obligated under the provisions of this Section 2.9 to indemnify another may participate in the defense of any action relating thereto with counsel chosen by such person and, with the consent of such other person to the choice of counsel (which shall not be unreasonably withheld), may assume and control such defense and any settlement of such action. Upon the assumption of such defense by an indemnifying party, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with such defense.

     2.10  Stock Dividends and Splits.  The term "Stock" as used in this
Section 2, includes the Stock issued pursuant to this Agreement and all securities thereafter issued with respect to such shares as stock dividends, stock splits, recapitalizations, or otherwise.

     2.11 Redemption of Stock by L-P. If, despite its best efforts, L-P is unable to cause the registration of the Stock to become effective within 120 days following the Effective Date, L-P agrees to repurchase the Stock from the Shareholders on the following terms and conditions:

          (a) L-P's obligation to repurchase the Stock from the Shareholders shall commence on the 121st day following the Effective Date and shall expire as of the earlier of the date (i) the registration of the Stock becomes effective or (ii) the Stock becomes eligible for sale by the Shareholders under SEC Rule 144(k) (provided that if the Shareholders do not meet the requirements of such rule, L-P's obligation to repurchase the Stock shall continue);

          (b) A Shareholder may exercise his or her right to cause L-P to redeem Stock from time to time by delivering to L-P by private overnight air courier at the address set forth in Section 17 hereof (i) a written request for redemption specifying the number of whole shares to be redeemed and (ii) a Stock certificate for at least the number of shares to be redeemed accompanied by a stock power executed by the Shareholder as to the number of shares to be redeemed with the Shareholder's signature guaranteed by a national bank. Each request for redemption shall be for at least 1,000 shares;

          (c)  The price per share to be paid by L-P pursuant to this
     Section 2.11 shall be the closing price for a share of L-P stock on the New York Stock Exchange as reported in The Wall Street Journal on the date L-P receives in proper form a redemption request; provided that in the event of stock splits or stock dividends applicable to the shares being redeemed, an appropriate adjustment shall be made in the number of shares redeemed or the price paid; and

          (d) Within ten business days following the date L-P receives a proper redemption request from a Shareholder, L-P shall deliver to the Shareholder by overnight air courier a check for the redemption price and, if applicable, a certificate representing the difference between the number of shares redeemed and the number of shares represented by the certificate tendered by the Shareholder. The amount paid to the Shareholder shall be reduced by any applicable state stock transfer taxes.

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3.   CLOSING

     3.1 Closing Date. The Effective Date shall be and the closing of the transactions provided for herein (the "Closing") shall occur on July 29, 1994. The Closing shall take place at the offices of L-P, 111 S.W. Fifth Avenue, Suite 4200, Portland, Oregon 97204, or at such other place and time as the parties shall mutually agree. Prior to the Closing, the parties shall prepare and execute the filings referred to in Section 1.3(a) and (b) hereof in forms reasonably satisfactory to L-P, the Shareholders, and CP, and their respective counsel, and shall make appropriate arrangements for the filing thereof on the Effective Date.

     3.2  Closing Transactions.  At the Closing, and at the Effective Time:

          (a)  L-P Deliveries.

               (i) L-P will deliver to the Shareholders certificates for 750,000 shares of L-P Stock, which shares shall be validly issued, fully paid, and nonassessable and shall be allocated among the Shareholders as set forth in Section 1.4 hereof; and

               (ii) L-P will deliver to the Shareholders the opinion of counsel referred to in Section 9.4 hereof.

          (b)  Shareholder and CP Deliveries.

               (i) The Shareholders will respectively assign, transfer, and deliver to L-P certificates representing the number of shares of the stock of CP shown in Recital B hereof as being owned by them free and clear of all liens, pledges, and encumbrances fully endorsed in blank, or with appropriate stock transfer powers endorsed in blank, in either case with signatures guaranteed.

               (ii) CP will deliver to L-P the opinion of counsel referred to in Section 8.4 hereof.

4.   REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     Shareholders represent and warrant to L-P as follows, except to the extent otherwise expressly set forth in the Disclosure Schedule attached hereto as Schedule 4.

     4.1  Corporate.

          4.1(a) Organization. CP is a corporation duly organized and validly existing under the laws of the state of California.

          4.1(b) Capitalization. The authorized capital stock of CP consists of 10,000,000 shares of stock of which 515,789 shares have been validly issued and are now outstanding, fully paid, and nonassessable. No shares of CP have been issued in contravention of any person's preemptive rights to acquire additional shares or in violation of the Act or of any state securities law. There are no outstanding options to acquire, rights to purchase, securities convertible into, agreements or commitments restricting the transfer of or understandings or contracts relating to the issuance or transfer of the stock of CP except for an option to purchase 15,000 CP shares held by Edward Dougherty. Each Shareholder is the lawful owner (beneficially and of record) of the number of shares of CP stock set opposite the Shareholder's name in recital B above, has valid and marketable title to such shares free and clear of any and all claims, liens, or encumbrances and has full legal right and power and all authorization and approval required by law to take the actions contemplated by this Agreement. The shares listed in recital B constitute all the outstanding shares of stock of CP.

          4.1(c) Corporate Power. CP has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by CP pursuant hereto and to carry out the transactions contemplated hereby and thereby.

          4.1(d) Qualification. CP is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which CP is licensed or qualified to do business are listed in Schedule 4.1(d) attached hereto.

          4.1(e) No Subsidiaries. CP does not own any interest in any corporation, partnership or other entity.

          4.1(f) Articles of Incorporation; Bylaws. The copies of CP's articles of incorporation and bylaws which have heretofore been delivered by CP to L-P are complete and correct as amended to the date hereof.

     4.2 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by CP pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by CP's board of directors and the Shareholders. No other or further corporate act or proceeding on the part of CP or the Shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by CP pursuant hereto or the consummation of the transactions contemplated hereby and thereby.
This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by CP and the Shareholders pursuant hereto will constitute, valid binding agreements of CP and the Shareholders, enforceable in accordance with their respective terms.

     4.3 No Violation. To the knowledge of CP and the Shareholders, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by CP pursuant hereto, nor the consummation by CP of the transactions contemplated hereby and thereby (a) will violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, (b) will require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental agency, instrumentality, commission, authority, board or body or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.11.(b)) upon any of the assets of CP under, any term or provision of the articles of incorporation or bylaws of CP or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which CP is a party or by which CP or any of its assets or properties may be bound or affected.

     4.4 Financial Statements. CP has heretofore delivered to L-P the following financial statements of CP with related notes (the "Financial Statements"):

          (a) Audited financial statements for the fiscal year ended September 30, 1993; and


          (b) Unaudited financial statements for the eight-month period ended May 31, 1994.

          The Financial Statements are correct and complete and fairly present the financial condition of CP at the dates indicated and results of its operations and changes in its financial position for the periods then ended in accordance with generally accepted accounting principles applied on a consistent basis.

     4.5 Accounts Receivable. All accounts receivable of CP represent arm's length sales actually made in the ordinary course of business; are collectible (net of the reserves shown on CP's books) in the ordinary course of business; are subject to no counterclaim or setoff and are not in dispute.
Schedule 4.5 attached hereto contains a complete and correct aging schedule of the accounts receivable included in the most recent balance sheet included in the Financial Statements.

     4.6 Inventory. The Inventories of CP consist of a quality and quantity usable and salable in the ordinary course of business, have a commercial value at least equal to the value shown on CP's books, and are valued in accordance with generally accepted accounting principles at the lower of cost (on a FIFO basis) or market.

     4.7 Absence of Certain Changes. Since the date of the most recent balance sheet included in the Financial Statements, there has not been:

          4.7(a) No Adverse Change. Any material adverse change in the financial condition, assets, liabilities, business, prospects or operations of CP;

          4.7(b) No Damage. Any material loss, damage or destruction, whether covered by insurance or not, affecting CP's business or properties;

          4.7(c) No Increase in Compensation. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of CP (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

          4.7(d) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of CP;

          4.7(e) No Commitments. Any commitment or transaction by CP (including, without limitation, any capital expenditure) other than in the ordinary course of business consistent with past practice;

          4.7(f) No Dividends. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of CP's capital stock; any redemption, purchase or other acquisition by CP of any capital stock of CP, or any security relating thereto; or any other payment to any shareholder of CP as such a shareholder;

          4.7(g) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of CP, except for sales of inventory in the ordinary course of business;

          4.7(h) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by CP other than changes in CP's line of credit in the ordinary course of business;

          4.7(i) No Amendment of Contracts. Any entering into, amendment or termination by CP of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

          4.7(j) Loans, Advances, or Credit. Any loan or advance or any grant of credit by CP;

          4.7(k) No Unusual Events. Any other event or condition specifically related to CP not in the ordinary course of business which would have a material adverse effect on the assets or the business of CP taken as a whole.

     4.8 Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the most recent balance sheet included in the Financial Statements or this Agreement, CP does not have any liabilities other than commercial liabilities and obligations incurred since the date of such balance sheet in the ordinary course of business consistent with past practice none of which has or will have a material adverse effect on the business, financial condition or results of operations of CP taken as a whole.

     4.9 No Litigation. There is no action, suit, arbitration proceeding, investigation or inquiry pending or to the knowledge of the Shareholders threatened against CP, its directors (in such capacity), its business or any of its assets, nor do the Shareholders know of any such proceeding, investigation or inquiry threatened against CP. The Disclosure Schedule identifies all actions, suits, proceedings, investigations and inquiries to which CP has been a party since January 1, 1988. Neither CP nor its business or assets is subject to any judgment, order, writ or injunction of any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

     4.10  Compliance With Laws.

          4.10(a) Compliance. CP (including each and all of its operations, practices, properties and assets) is to the knowledge of the Shareholders in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, "Laws"), including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, environmental protection, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, and product advertising except to the extent any noncompliance would not have a material adverse effect upon the assets or the business of CP taken as a whole. CP has not received notice of any violation or alleged violation of, and to the knowledge of Shareholders is not subject to liability for past or continuing violation of, any Laws. All reports and returns required to be filed by CP with any governmental authority have been filed, and to the knowledge of Shareholders were accurate and complete when filed.

          4.10(b) Licenses and Permits. To the knowledge of the Shareholders, CP has all licenses, permits, approvals, authorizations and consents of all governmental and regulatory authorities and all certification organizations required for the conduct of CP's business (as presently conducted). All such licenses, permits, approvals, authorizations and consents are described in Schedule 4.10(b), are in full force and effect. To the knowledge of the Shareholders, CP (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

          4.10(c) Environmental Matters. All CP's products are being and have been manufactured for CP by third parties under contract and CP has never engaged in any manufacturing or other activities which would expose CP to liability under any federal, state, or local laws or regulations relating to pollution or the protection of the environment.

     4.11  Title to and Condition of Properties.

          4.11(a) Real Property. CP owns no real property or any rights in real property, other than the leases described in Section 4.13 hereof.

          4.11(b) Personal Property. CP has good and marketable title to all its assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens"). Except as described in subsection 4.11.(d), all CP's tangible assets are located at facilities leased by CP as described in Section 4.13(a) and all tangible assets located at such facilities are owned by CP.

          4.11(c) Condition. All CP's tangible assets are, taken as a whole, in good operating condition and repair.

          4.11(d)   Molds.  CP's products are manufactured for it by third
     parties utilizing injection molds fabricated for CP by third parties to specifications established by CP. Attached as Schedule 4.11(d) is a list which describes each mold owned by CP specifying

               (i) the date the mold was fabricated, the party fabricating the mold, the extent of use of the mold to a date specified in the schedule, the expected remaining useful life of the mold, the mold's location, the party in possession of the mold, and a description of the agreement under which such party holds the mold;

               (ii) complete and correct copies of all agreements and all amendments thereto pursuant to which third parties are in possession of molds owned by CP have heretofore been furnished by CP to L-P.

     4.12 Insurance. Set forth in Schedule 4.12 attached hereto, is a complete and accurate description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of CP, true, complete, and correct copies of which have heretofore been delivered to L-P.

     4.13  Contracts and Commitments.

          4.13(a) Leases. Attached hereto as Schedule 4.13(a) is a list of all real and personal property leases to which CP is a party. Complete and correct copies of each lease listed on the schedule, and all amendments thereto, have heretofore been delivered by CP to L-P.

          4.13(b) Purchase Commitments. Attached hereto as Schedule 4.13(b) is a list of all agreements (written or oral) between CP and third parties for the manufacture of CP's products, for the fabrication of new injection molds or for the purchase of goods and supplies by CP. Complete and correct copies of all such written contracts have heretofore been delivered by CP to L-P.

          4.13(c) Sales Commitments. Attached hereto as Schedule 4.13(c) is a list and description of all agreements (written or oral) between CP and third parties for the distribution and sale of its products. Complete and correct copies of all such written contracts have heretofore been delivered by CP to L-P.

          4.13(d) Contracts With Shareholders and Certain Others. CP has no agreement, understanding, contract or commitment (written or oral) with any Shareholder or relative of any Shareholder or any officer, employee, agent, distributor or franchisee of CP, except for a Buy-Sell Agreement dated October 29, 1993, which Agreement will be deemed void by the Shareholders and CP upon the consummation of the Merger.

          4.13(e) Collective Bargaining Agreements. CP is not a party to any collective bargaining agreement with any union.

          4.13(f) Loan Agreements. CP is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

          4.13(g) Guarantees. CP has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person (except as provided herein) or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

          4.13(h) Restrictive Agreements. CP is not a party to nor is it bound by any agreement requiring CP to assign any interest in any trade secret or proprietary information, or prohibiting or restricting CP from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

          4.13(i) Other Material Contracts. CP has no lease, license, contract or commitment of any nature involving consideration or other expenditure in excess of $20,000, or involving performance over a period of more than 90 days, or which is otherwise individually material to the operations of CP, except as described in Schedule 4.13(i) attached hereto or in any other schedule hereto.

          4.13(j) No Default. CP is not in default under any lease, agreement, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of CP's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by CP. To the knowledge of the Shareholders, no third party is in default under any lease, agreement, contract or commitment to which CP is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination thereof.

     4.14 Employee Benefit Plans. Schedule 4.14 attached hereto, describes all pension, profit sharing, retirement, bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," severance agreements or plans, vacation and sick leave plans including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by CP. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements." True and correct copies of all written Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to L-P. CP is in compliance with and has made all payments due under all Employee Plans/Agreements and with respect thereto CP is in compliance with all applicable federal and state laws and regulations.

     4.15 Employment Compensation. Schedule 4.15 attached hereto contains a true and correct list of all employees to whom CP is paying compensation; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

     4.16 Patents, Trademarks, etc.. Schedule 4.16 attached hereto lists all United States and foreign trademarks, service marks, trade names, brand names, copyrights, including registrations and application, patent and patent applications, and employee covenants and agreements respecting intellectual property ("Trade Rights") in which CP now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by CP, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in Schedule 4.16 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of CP, as such is currently being conducted, CP does not require any Trade Rights that it does not already have. CP is not infringing and has not infringed on any Trade Rights of another in the operation of the business of CP, nor to the knowledge of Shareholders is any other person infringing on the Trade Rights of CP. Except as listed on Schedule 4.16, CP has not granted any license or made any assignment of any Trade Right and no other person has any right to use any Trade Right owned or held by CP. CP does not pay any royalties or other consideration for the right to use any Trade Rights of others. Except as set forth on Schedule 4.16, to the knowledge of Shareholders, there are no inquiries, investigations or claims or litigation challenging or threatening to challenge CP's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of CP. To the knowledge of Shareholders, all Trade Rights of CP are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of CP.

     4.17  Customers and Suppliers.

          4.17(a) Customers. Schedule 4.17(a) attached hereto, contains a list of the customers, including distributors, of CP for 1993 and the first six months of 1994, and the dollar volume of business done with each listed party during such periods. Shareholders have no knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 4.17(a) will not continue to be customers of the business of CP after the Closing at substantially the same level of purchases as heretofore.

          4.17(b) Suppliers. Schedule 4.17(b) attached hereto, contains a list of the suppliers to CP for 1993 and the first six months of 1994. Shareholders have no knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on
     Schedule 4.17(b) will not continue to be suppliers to CP after the Closing and will not continue to supply substantially the same quantity and quality of goods at competitive prices.

     4.18 Product Warranty and Product Liability. Schedule 4.18 attached hereto, contains a true, correct and complete copy of CP's standard warranty or warranties for sales of its products.

     4.19 Tax Matters. CP has properly completed and filed in correct form all federal, state, and other tax returns (including informational returns) of every nature required to be filed by it and has paid all taxes (whether or not requiring the filing of returns) including all deficiencies, assessments, additions to tax, penalties and interest of which notice has been received to the extent such amounts have become due. All tax liabilities have been fully and properly reflected in the Financial Statements. The income tax returns of CP have not been examined by the Internal Revenue Service. There are no outstanding agreements or waivers extending the statutory period of limitation for any federal or state tax return of CP for any period. CP has made all required deductions and payments and has properly prepared and delivered all required documents in connection with the withholding of taxes from the wages and other compensation of its employees. CP has filed and paid all sales/use tax returns for all states in which it has responsibility to do so.

     4.20 Key Employees; Bank; Etc. Attached hereto as Schedule 4.20 is a list showing:

          (a)  The names of all CP's officers and directors;

          (b) The name of each bank at which CP has (i) an account and the numbers of all accounts, (ii) a line of credit, or (iii) a safe deposit box and the name of each person authorized to draw thereon or have access thereto; and

          (c) The name of each person holding a power of attorney from CP and a summary of the terms thereof.

     4.21 Records. The books of account of CP fairly reflect the items of income and expense and the assets, liabilities, and accruals of its business and operations. The minute books and stock transfer records of CP contain records which are complete and accurate in all material respects of all minutes, consents of shareholders and directors, all corporate actions, and all stock transfers of CP.

     4.22 Adverse Conditions. There are no conditions known to any Shareholder with respect to the markets, products, facilities, or personnel of CP which might materially adversely affect its business or prospects other than such conditions as may affect the industry in which CP participates as a whole and other than the possibility that some employees may leave their employment.

     4.23 Disclosure. To the knowledge of the Shareholders, no representation or warranty by the Shareholders in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of the Shareholders or CP pursuant to this Agreement, nor any document or certificate delivered to L-P pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

5.   REPRESENTATIONS AND WARRANTIES OF L-P

     L-P represents and warrants to the Shareholders as follows:

     5.1  Corporate.

          5.1(a) Organization. L-P is a corporation duly organized and validly existing under the laws of the state of Delaware.

          5.1(b) Corporate Power. L-P has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by L-P pursuant hereto and to carry out the transactions contemplated hereby and thereby.

          5.1(c) Qualification. L-P is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary.

     5.2 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by L-P pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of L-P. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by L-P pursuant hereto will constitute, valid and binding agreements of L-P, enforceable in accordance with their respective terms.

     5.3 No Violation. To the knowledge of L-P, its officers and directors, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by L-P pursuant hereto, nor the consummation by L-P of the transactions contemplated hereby and thereby (a) will violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, (b) will require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental agency, instrumentality, commission, authority, board or body (except as provided in Section 6.3 hereof), or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any material Lien upon any of the assets of L-P under, any term or provision of the Articles of Incorporation or By-laws of L-P or of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which L-P is a party or by which L-P or any of its assets or properties may be bound or affected.

     5.4 Disclosure. To L-P's knowledge, no representation or warranty by L-P in this Agreement nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of L-P pursuant to this Agreement, nor any document or certificate delivered to L-P pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

6.   OTHER MATTERS

     6.1 Noncompetition; Confidentiality. Subject to the Closing, and as an inducement to L-P to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of CP being acquired pursuant to this Agreement, the Shareholders (except for Bradford H. Crozier who is expressly exempt from the restrictions of this Section 6.1) hereby covenant and agree as follows:

          6.1(a) Covenant Not to Compete. For a period of five (5) years from the Closing Date (or with respect to any Shareholder who remains employed by CP following the Closing, the longer of five (5) years from the Closing or 36 months after such Shareholder's employment with CP terminates for any reason), no Shareholder will directly or indirectly engage in any Competitive Activities (as hereinafter defined). The term "Competitive Activities" as used herein shall mean:

               (i) directly or indirectly engaging in, continuing in or carrying on (other than as an employee of CP) the business of designing, and/or selling products of the type now designed and sold by CP and, in the case of any Shareholder who remains employed by CP following the Closing, any product being designed and sold by CP at the time such Shareholder's employment with CP terminates, or any business substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which competes with CP or is engaged in or carries on any aspect of such business or any business substantially similar thereto;

               (ii) consulting with, advising or assisting in any way with respect to the business of designing, manufacturing and/or selling injection molded plastic products or any business substantially similar thereto, whether or not for consideration, any corporation, partnership, firm or other business organization which is now, becomes or is actively planning to become a competitor of CP, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor; or

               (iii) offering employment to an employee of CP, without the prior written consent of L-P;

     provided that this covenant shall not preclude the ownership by any Shareholder of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 3% of the outstanding shares of any such corporation.

     The parties agree that the geographic scope of this covenant not to compete shall extend to the entire United States and any other country where CP has sold more than an aggregate of $100,000 of its products during the 12-month period ended June 30, 1994 (or with respect to any Shareholder who remains employed by CP following Closing, the 12 full-month period ending just prior to the date such Shareholder's employment with CP terminates). In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such overbroad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

          6.1(b) Covenant of Confidentiality. No Shareholder shall at any time subsequent to the Closing, except as explicitly requested by L-P,
     (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning CP. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights in which CP has an interest, all customer lists and customer information, and all other information concerning CP's processes, apparatus, equipment, packaging, products, marketing and distribution methods not previously disclosed to the public directly by CP or otherwise in the public domain.

          6.1(c) Equitable Relief for Violations. The Shareholders agree that the provisions and restrictions contained in this Section 6.1 are necessary to protect the legitimate continuing interests of L-P in acquiring CP and that any violation or breach of these provisions will result in irreparable injury to L-P for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to L-P for such violation or breach and regardless of any other provision contained in this Agreement, L-P shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 6.1.

     6.2 General Releases. At the Closing, each Shareholder shall deliver a general release to L-P, in form and substance reasonably satisfactory to L-P and its counsel, releasing CP from all liabilities arising prior to the Closing, except (i) as may be described in such release or (ii) in the case of Shareholders who are employees of the CP, compensation for current periods.

     6.3 Enforcement of Undertakings of L-P. L-P agrees that the commitment of L-P to use its best efforts to promptly register and keep registered the L-P stock issued to Shareholders and the other commitments of L-P contained in Sections 2.1 through 2.11 inclusive, the Representations and Warranties of L-P contained in Sections 5.1 through 5.4 inclusive, and the obligations of L-P in Sections 9.1 through 9.5 inclusive, are all critical inducements to the Shareholders to enter into this Agreement and to diligently carry out the future operations of CP so as to maximize CP performance and consequently L-P's return on its investment in CP. Therefore, any violation or breach of these provisions will result in irreparable injury to Shareholders and CP for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Shareholders and CP for such violation or breach and regardless of any other provision contained in this Agreement, Shareholders and CP shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Agreement.

7.   FURTHER COVENANTS OF SHAREHOLDERS AND CP

     CP and the Shareholders covenant and agree as follows:

     7.1 Access to Information and Records. During the period prior to the Closing, CP shall give L-P, its counsel, accountants and other representatives (i) reasonable access during normal business hours to all of the properties, books, records, contracts and documents of CP for the purpose of such inspection, investigation and testing as L-P deems appropriate (and CP shall furnish or cause to be furnished to L-P and its representatives all information with respect to the business and affairs of CP as L-P may reasonably request); (ii) reasonable access to employees, agents and representatives for the purposes of such meetings and communications as L-P reasonably desires; and (iii) with the prior consent of CP in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with CP.

     7.2 Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by L-P:

          7.2(a) No Changes. CP will use its best efforts to carry on its business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

          7.2(b) Maintain Organization. CP will use its best efforts to maintain, preserve, renew and keep in force and effect the existence, rights and franchises of CP and to preserve the business organization of CP intact, to keep available to L-P the present officers and employees of CP, and to preserve for L-P its present relationships with suppliers and customers and others having business relationships with CP.

          7.2(c) No Breach. CP will use its reasonable best efforts to avoid any act, or any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by the Shareholders.

          7.2(d) No Material Contracts. No contract or commitment will be entered into, and no purchase of assets (tangible or intangible) will be made, by or on behalf of CP, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice.

          7.2(e) No Corporate Changes. Except as disclosed herein, CP shall not amend its Articles of Incorporation or Bylaws or make any changes in authorized or issued capital stock.

          7.2(f) Maintenance of Insurance. CP shall maintain all of the insurance in effect as of the date hereof or replace such insurance with comparable coverage and shall procure such additional insurance as shall be reasonably requested by L-P at L-P's expense.

          7.2(g) Maintenance of Property. CP shall use, operate, maintain and repair all property of CP in a normal business manner consistent with CP's past practices.

          7.2(h) Interim Financials. CP will provide L-P with interim monthly financial statements and other management reports as and when they are available.

          7.2(i) No Dividends. CP shall not declare or pay any dividend (whether in cash, stock or property) or make any other distribution to the Shareholders.

8.   CONDITIONS PRECEDENT TO L-P'S OBLIGATIONS

     Each and every obligation of L-P to be performed at Closing shall be subject to the satisfaction prior to or at the Closing (or the waiver by L-P) of each of the following conditions:

     8.1 Representations and Warranties True Closing. Each of the representations and warranties made by the Shareholders in this Agreement, or in any instrument, schedule, list, certificate or writing delivered by Shareholders pursuant to this Agreement, shall be true and correct when made and shall be true and correct at and as of the Closing as though such representations and warranties were made as of the Closing, except for any changes consented to in writing by L-P.

     8.2 Compliance With Agreement. The Shareholders and CP shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing, including the delivery of the closing documents specified in Section 3 hereof.

     8.3 Absence of Suit. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against L-P, CP or any of the affiliates, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions; provided that the obligations of L-P shall not be affected unless there is a reasonable likelihood that as a result of such action, suit, proceeding, or investigation L-P will be unable to retain substantially all the practical benefits of the transaction to which it is entitled under this Agreement.

     8.4 Opinion of Counsel. L-P shall have received an opinion of CP's counsel, Liccardo, Rossi, Sturges & McNeil, substantially in the form of
Schedule 8.4 attached hereto.

     8.5 Agreement and Release. CP and the Shareholders shall have executed and delivered (i) an Agreement of Allocation and Mutual General Release of All Claims in the form attached hereto as Schedule 8.5 and (ii) the General Release provided for in Section 6.2 hereof, and shall have delivered copies thereof to L-P.

     8.6 Termination of Option. The option to purchase CP shares referred to in Section 4.1(b) hereof shall have been terminated.

9.    CONDITIONS PRECEDENT TO CP'S AND SHAREHOLDERS' OBLIGATIONS

     Each and every obligation of the Shareholders and CP to be performed at Closing shall be subject to the satisfaction prior to or at the Closing (or the waiver by the Shareholders and CP) of the following conditions:

     9.1 Representations and Warranties True at Closing. Each of the representations and warranties made by L-P in this Agreement, or in any instrument, list, certificate or writing delivered by L-P pursuant to this Agreement, shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representations and warranties were made as of the Closing except for any changes consented to in writing by CP.

     9.2 Compliance With Agreement. L-P shall have in all material respects performed and complied with all of L-P's agreements and obligations under this Agreement which are to be performed or complied with by L-P prior to or on the Closing, including the delivery of the closing documents specified in
Section 3 hereof.

     9.3 Absence of Suit. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against L-P, CP or any of the affiliates, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions; provided that the obligations of CP shall not be affected unless there is a reasonable likelihood that as a result of such action, suit, proceeding or investigation, the Shareholders will be unable to retain substantially all the consideration to which they are entitled under this Agreement.

     9.4 Opinion of Counsel. CP shall have received an opinion of L-P's counsel, Miller, Nash, Wiener, Hager & Carlsen, substantially in the form of
Schedule 9.4 attached hereto.

10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties made by the parties in this Agreement are made only as of the date of this Agreement but will survive the consummation of the transactions contemplated by this Agreement for a period ending on December 31, 1995, after which all such representations and warranties shall expire except with respect to claims asserted in writing prior to such date.

11.  TERMINATION

     11.1 Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the
Closing:

          11.1(a)  By mutual written agreement of the parties, or

          11.1(b) By either L-P or CP if the Closing shall not have occurred on or before September 1, 1994, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

     11.2  Termination for Breach.

          11.2(a) Termination by L-P. If (i) there has been a material breach by the Shareholders or CP of any of their agreements, representations or warranties contained in this Agreement which has not been waived in writing by L-P, or (ii) CP shall have attempted to terminate this Agreement under this Section 11 or otherwise without grounds to do so, then L-P may, by written notice to CP at any time prior to the Closing that such breach or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in
     Section 11.2(c) hereof.

          11.2(b) Termination by CP. If (i) there has been a material breach by L-P of any of its agreements, representations or warranties contained in this Agreement which has not been waived in writing by CP, or (ii) L-P shall have attempted to terminate this Agreement under this
     Section 11 or otherwise without grounds to do so, then CP may, by written notice to L-P at any time prior to the Closing that such breach or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 11.2(c).

          11.2(c) Effect of Termination. Termination of this Agreement pursuant to this Section 11.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has breached or failed to perform any of the representations, warranties, covenants, or agreements of this Agreement prior to termination hereof.

12.  DISCLOSURES AND ANNOUNCEMENTS

     Both the timing and the content of all disclosures to third parties and public announcements concerning the transactions provided for in this Agreement by either CP or L-P shall be subject to the approval of the other in all essential respects, except that CP's approval shall not be required as to any announcements or filings L-P may be required to make under applicable laws or regulations.

13.  ASSIGNMENT; PARTIES IN INTEREST

     13.1 Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties.

     13.2 Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective heirs, successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

14.  RESOLUTION OF DISPUTES

     14.1 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the performance by the parties of its terms shall be settled by binding arbitration held in Portland, Oregon, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this
Section 14. Notwithstanding the foregoing, L-P or CP may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of the Shareholders under
Section 6.1 of this Agreement or the commitments, representations, warranties or other undertakings of L-P pursuant to Sections 2.1 through 2.11 inclusive, and 5.1 through 5.4 inclusive.

     14.2 Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $50,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

     14.3 Procedures; No Appeal. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

     14.4 Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorney fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

     14.5 Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. The Shareholders, CP, and L-P hereby submit to the in personam jurisdiction of the federal and state courts in Oregon for the purpose of confirming any such award and entering judgment thereon.

     14.6 Confidentiality. All proceedings under this Section 14, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

     14.7 Continued Performance. The fact that the dispute resolution procedures specified in this Section 14 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement, and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

15.  LAW GOVERNING AGREEMENT

     This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal law of the state of Oregon, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

16.  AMENDMENT AND MODIFICATION

     L-P, the Shareholders, and CP may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

17.  NOTICE

     All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by private overnight courier service. The respective addresses and telephone numbers to be used for all such notices, demands or requests are as follows:

   If to L-P:            Louisiana-Pacific Corporation
                         111 S.W. Fifth Avenue, Suite 4200
                         Portland, Oregon  97204
                         Attention:  Anton C. Kirchhof
                         General Counsel
                         PERSONAL & CONFIDENTIAL
                         Facsimile:  (503) 796-0105

   with a copy to:       G. Todd Norvell
                         Miller, Nash, Wiener, Hager & Carlsen
                         111 S.W. Fifth Avenue, Suite 3500
                         Portland, Oregon  97204
                         Facsimile:  (503) 224-0155

   If to CP:             Creative Point, Inc.
                         4045 Clipper Court
                         Bayside Business Park
                         Fremont, California  94538
                         Attention:  Jerry Long, President
                         PERSONAL & CONFIDENTIAL
                         Facsimile:  (510) 659-8260

   with a copy to:       William J. Purdy, III
                         Liccardo, Rossi, Sturges & McNeil
                         1960 The Alameda, Suite 200
                         San Jose, California  95126-1493
                         Facsimile:  (408) 244-3294

   If to Jerry M. Long:  4121 Clipper Court
                         Fremont, California  94538

   If to Bradford H.     6540 Caldor Road
   Crozier:              Somerset, California  95684

   If to Peter James     426-7 Galleria Drive
   Palmer:               San Jose, California  95134

   If to Sidney Carrie   9000 U. S. Highway 192, Lot #753
   and Betty Carrie:     Clearmont, Florida  34711

   If to Robert L. Maes  430 River Bluff Circle
   and Carole J. Maes:   Naperville, Illinois  60540

   If to Edward          4022 Spring Meadow Drive
   Dougherty:            Ellicott City, Maryland  21042

   If to Liccardo, Rossi,
   Sturges & McNeil,     1960 The Alameda, Suite 200
   APLC:                 San Jose, California  95126-1493
                         Facsimile:  (408) 244-3294

     If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted, such communication shall be deemed delivered the next business day after transmission (and the sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this section.

18.  EXPENSES

     Regardless of whether or not the transactions contemplated hereby are consummated:

     18.1 Brokerage. CP and L-P each represent and warrant to each other that there is no broker involved or in any way connected with the transaction provided for herein. L-P agrees to hold CP harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of L-P in connection with the execution of this Agreement or the transactions provided for herein. The Shareholders agree to hold L-P harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of CP or the Shareholders in connection with the execution of this Agreement or the transactions provided for herein.

     18.2 Expenses to be Paid by the Shareholders. The Shareholders shall pay all fees and expenses of CP's legal, accounting, and other professional counsel in connection with the transactions contemplated hereby provided that this covenant shall not apply to the shares of CP stock issued to Liccardo, Rossi, Sturges & McNeil, APLC for such firm's services in connection with the transaction provided for herein.

19.  ENTIRE AGREEMENT

     This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

20.  COUNTERPARTS

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.  HEADINGS

     The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.


          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

CREATIVE POINT, INC.               LOUISIANA-PACIFIC CORPORATION
("CP")                             ("L-P")



By:  JERRY M. LONG                 By:  HARRY A. MERLO
     President                                         (Title)


SHAREHOLDERS:




JERRY M. LONG                      ROBERT L. MAES




LOIS LONG                          CAROLE J. MAES




BRADFORD H. CROZIER                PETER JAMES PALMER



                                   Liccardo, Rossi, Sturges &
SIDNEY CARRIE                        McNeil, APLC


                                   By:  CRAIG NEEDHAM

BETTY CARRIE


EDWARD DOUGHERTY

                                  SCHEDULES


Schedule 1.1        Agreement and Plan of Merger

Schedule 4          Disclosure Schedule

Schedule 4.1(d)     Qualification

Schedule 4.5        Aging Schedule of Accounts Receivable

Schedule 4.10(b)    Licenses and Permits

Schedule 4.11(d)    Molds

Schedule 4.12       Insurance

Schedule 4.13(a)    Real and Personal Property Leases

Schedule 4.13(b)    Purchase Commitments

Schedule 4.13(c)    Sales Commitments

Schedule 4.13(i)    Other Material Contracts

Schedule 4.14       Employee Benefit Plans

Schedule 4.15       Employment Compensation

Schedule 4.16       Patents, Trademarks, etc.

Schedule 4.17(a)    Customers

Schedule 4.17(b)    Suppliers

Schedule 4.18       Product Warranty and Product Liability

Schedule 4.20       Key Employees; Bank; Etc.

Schedule 8.4        Opinion of CP's Counsel

Schedule 8.5        Agreement and Release

Schedule 9.4        Opinion of L-P's Counsel